EXHIBIT 99.1

NEWS RELEASE
	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510
FOR IMMEDIATE RELEASE
Jack Lascar/Sheila Stucwe DRG&E / 713-529- 6600
BASIC ENERGY SERVICES CLOSES JETSTAR
CONSOLIDATED HOLDINGS ACQUISITION
MIDLAND, Texas, March 7, 2007 — Basic Energy Services, Inc. (NYSE: BAS) (Basic) announced today it has completed the previously announced acquisition of all of the outstanding capital stock of JetStar Consolidated Holdings, Inc. (“JetStar”) for a total acquisition price, net of estimated working capital, of approximately $118 million. The total acquisition price is comprised of approximately 1.9 million shares of Basic common stock, $45 million in cash to JetStar’s shareholders, and $38 million for repayment of JetStar outstanding debt.
Basic provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 4,100 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico and the Rocky Mountain States.
Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com
Safe Harbor Statement:
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) Basic’s ability to successfully execute, manage and integrate acquisitions, (ii) changes in demand for services and any related material impact on our pricing and utilization rates and (iii) changes in our expenses, including labor or fuel costs. While Basic makes these statements and projection in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

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